Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Appoints Leslee Gault as Chief Marketing Officer

Patty Pickett Promoted to SVP of Business Development

RESTON, VA — September 11, 2006 — SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced the appointment of Ms. Leslee Gault as Executive Vice President and Chief Marketing Officer.   Gault will be responsible for all corporate marketing activities including strategic marketing planning, major program initiatives, bids and proposals, and customer retention.  This appointment reflects the Company’s strategy to target larger, multi-year engagements in its key focus areas of federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing. She will report directly to Brad Antle, SI International’s President and Chief Executive Officer (CEO).

Gault brings to SI International more than twenty years of marketing, sales, business development and delivery experience.  Most recently, she was a Partner at IBM leading their service delivery and growth efforts in their national intelligence agencies.  Prior to this assignment, she was President and CEO of NCR Government Systems, Teradata Division, and was responsible for all U.S. government markets.  Other experience includes Vice President Executive Sales Director DoD/Intel for Unisys Corporation and Vice President Business Development at Computer Sciences Corporation, Federal Sector, where she oversaw marketing efforts focused on the Department of Homeland Security, Department of State, and the intelligence community for almost 10 years. Gault is an active member of the Industry Advisory Council (IAC), the Security Affairs Support Association (SASA), and Armed Forces Communications and Electronics Association (AFCEA).

“We are extremely delighted to have Leslee Gault join SI International’s executive leadership team, as we continue to strengthen our marketing and sales organization.  Having a professional Business Developer with Leslee’s experience will enhance our focus on major programs,” said Brad Antle. “Leslee brings a great depth of industry knowledge and an intuitive sense for the needs of customers in our practice areas.  Her insights will make SI International more effective at meeting those needs and thus make our customers more effective in achieving their vital missions.”

“I am excited to join the SI International team because it is addressing some of highest priority challenges faced by the Federal government,” said Gault. “The Company has established a strong reputation of success with its rapid response, rapid deployment capabilities for mission critical assignments.”

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Additionally, Patty Pickett has been promoted to Senior Vice President of Business Development.  She has more than twenty-five years of experience in the Information Technology (IT) business.  Since joining SI International six months ago as Vice President of Business Development, Pickett has realigned the account sales teams to penetrate a broader range of market opportunities. She has demonstrated a clear vision and exceptional leadership in organizing a better approach to take our capabilities to market.  Pickett has held senior executive business development and operations positions with major systems integrators, including GTE (now CSC), SAIC, and PRC (now Northrop Grumman).

“With Leslee and Patty leading our marketing and business development team of talented professionals, we believe we have the necessary ingredients to expand our focus on major programs and keep the organic growth engine running smoothly.  As we continue to grow as a company, we believe that the organic growth expectations of 10 to 15 percent can easily be met going forward through this energized and engaged marketing and sales organization.” said Antle.

About SI International: SI International, a member of the Russell 2000 index, is a customer-focused professional services company, delivering critical information technology solutions and services enhancing mission capabilities, principally for the federal government.  The Company defines, designs, develops, deploys, trains, operates, and maintains information technology and network solutions for federal civilian and defense agencies.  SI International is ranked as the 40th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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